Exhibit 99.1

NEWS RELEASE

MURPHY OIL CORPORATION ACHIEVES FIRST OIL AT KING’S QUAY FLOATING PRODUCTION SYSTEM IN DEEPWATER GULF OF MEXICO

HOUSTON, Texas, April 12, 2022 – Murphy Oil Corporation (NYSE: MUR) announced today that it has achieved first oil from the Khaleesi, Mormont and Samurai field development project in the deepwater Gulf of Mexico, as production has begun flowing through the Murphy-operated King’s Quay floating production system (King’s Quay FPS).

The project is comprised of the Khaleesi / Mormont fields in Green Canyon blocks 389 and 478, respectively, and the Samurai field, located in Green Canyon Block 432. Completions operations are ongoing for the remaining five wells in the seven-well project.

“This has been a strategic project of ours since we acquired the Khaleesi / Mormont assets in mid-2019 and integrated our Samurai discovery into the overall development. Achieving first oil on schedule and within budget, while managing the challenges of the COVID-19 pandemic, illustrates the competitive advantage of our industry-leading offshore execution ability. I am proud of our team’s accomplishments these past three years with the fabrication and installation of the King’s Quay FPS and our subsea flowline systems, as well as drilling and completing the wells,” said Roger W. Jenkins, President and Chief Executive Officer. “The production coming online is forecast to generate significant free cash flow, which will allow us to continue to delever with $600 to $650 million of targeted debt reduction this year and the optionality of up to $1 billion in 20231, while simultaneously reviewing our dividend. I look forward to the ongoing production growth from the Gulf of Mexico as the remainder of the wells come online throughout 2022.”

Khaleesi / Mormont and Samurai Field Partners
Partner	Khaleesi / Mormont	Samurai
Murphy Oil Corporation*	34.00%	50.00%
Ridgewood*	17.00%	50.00%
Red Willow Offshore, LLC	22.50%	-
ILX Prospect*	11.33%	-
Ridgewood Rialto Holdings LLC	5.67%
HEDV KLM, LLC	5.50%	-
CL&F Offshore LLC	4.00%	-
Total	100.00%	100.00%

* Parent entity of legal subsidiary

Murphy’s subsidiary, Murphy Exploration & Production Company – USA, operates the King’s Quay FPS and associated export lateral pipelines, which are owned 50 percent by an affiliate of Third Coast Infrastructure, LLC and 50 percent by entities managed by Ridgewood Energy Corporation, including ILX Holdings III, LLC. The King’s Quay FPS is designed to process 85 thousand barrels of oil per day and 100 million cubic feet of natural gas per day.

Further detail on the King’s Quay FPS and Khaleesi, Mormont, Samurai field development project can be found in the presentation at
ir.murphyoilcorp.com/events-and-presentations/presentations/default.aspx.

1 Assumes $85 WTI oil price in FY 2022, $75 WTI oil price in FY 2023 and current production guidance

ABOUT MURPHY OIL CORPORATION

As an independent oil and natural gas exploration and production company, Murphy Oil Corporation believes in providing energy that empowers people by doing right always, staying with it and thinking beyond possible. Murphy challenges the norm, taps into its strong legacy and uses its foresight and financial discipline to deliver inspired energy solutions. Murphy sees a future where it is an industry leader who is positively impacting lives for the next 100 years and beyond. Additional information can be found on the company’s website at www.murphyoilcorp.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified through the inclusion of words such as “aim”, “anticipate”, “believe”, “drive”, “estimate”,

“expect”, “expressed confidence”, “forecast”, “future”, “goal”, “guidance”, “intend”, “may”, “objective”, “outlook”, “plan”, “position”, “potential”, “project”, “seek”, “should”, “strategy”, “target”, “will” or variations of such words and other similar expressions. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause one or more of these future events or results not to occur as implied by any forward-looking statement include, but are not limited to: macro conditions in the oil and natural gas industry, including supply/demand levels, actions taken by major oil exporters and the resulting impacts on commodity prices; increased volatility or deterioration in the success rate of our exploration programs or in our ability to maintain production rates and replace reserves; reduced customer demand for our products due to environmental, regulatory, technological or other reasons; adverse foreign exchange movements; political and regulatory instability in the markets where we do business; the impact on our operations or market of health pandemics such as COVID-19 and related government responses; other natural hazards impacting our operations or markets; any other deterioration in our business, markets or prospects; any failure to obtain necessary regulatory approvals; any inability to service or refinance our outstanding debt or to access debt markets at acceptable prices; or adverse developments in the US or global capital markets, credit markets or economies in general. For further discussion of factors that could cause one or more of these future events or results not to occur as implied by any forward-looking statement, see “Risk Factors” in our most recent Annual Report on Form 10-K filed with the US Securities and Exchange Commission (“SEC”) and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K that we file, available from the SEC’s website and from Murphy Oil Corporation’s website at http://ir.murphyoilcorp.com. Murphy Oil Corporation undertakes no duty to publicly update or revise any forward-looking statements.

Investor Contacts:

Kelly Whitley, kelly_whitley@murphyoilcorp.com, 281-675-9107

Megan Larson, megan_larson@murphyoilcorp.com, 281-675-9470